Exhibit 99.1

AEO INC. NAMES MIKE MATHIAS EVP, CHIEF FINANCIAL OFFICER

04.20.20

PITTSBURGH — (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced that Mike Mathias has been appointed Executive Vice President and Chief Financial Officer, effective immediately. Bob Madore, AEO’s current Chief Financial Officer, is leaving the company. He will remain with AEO in a senior advisory role reporting to Jay Schottenstein, Executive Chairman of the Board and Chief Executive Officer, through September 2020.

“I would like to thank Bob for his leadership and many contributions to AEO. We appreciate his guidance to ensure a smooth transition and wish him well in his future endeavors,” said Jay Schottenstein.

Mike Mathias most recently served as AEO’s Senior Vice President and head of Financial Planning & Analysis and has more than 20 years of experience in the retail sector, spanning finance, merchandise planning, strategy, business development and operations. In his new role, Mike will oversee all aspects of finance, including financial planning, accounting, tax, internal audit, treasury and merchandise planning. He will serve as a member of the executive leadership team and report directly to Jay Schottenstein.

“I’m excited to appoint Mike to this role, a position he has been groomed for over the past several years. Mike’s deep knowledge of our business, combined with his operational and financial expertise, has been invaluable to our team as we manage through COVID-19. We know his strategic leadership will continue to be instrumental to AEO as we position ourselves for continued profitable growth,” said Jay Schottenstein.

About Mike Mathias

Since 2017, Mike has served as AEO’s Senior Vice President, Financial Planning & Analysis, reporting directly to the Chief Financial Officer. Mike started his career with AEO in 1998 as Manager of Finance for stores and operations, rising through the organization with progressive leadership positions across finance and operational areas including e-commerce, store finance, Aerie planning, strategy and business development. From 2016 to 2017, he departed AEO to serve as VP, Financial Planning and Analysis at General Nutrition Centers, Inc. Mike began his career at the May Company, and holds a Bachelor of Science from Carnegie Mellon University and a Master of Business Administration from the University of Pittsburgh.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.aeo-inc.com.

CONTACT

Olivia Messina

412-432-3300

LineMedia@ae.com